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Exhibit 23.

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements File Nos. 333-09565 and 33-97562 of First Keystone Financial, Inc. on Form S-8 of our report dated November 8, 1996, incorporated by reference in the Annual Report on Form 10-KSB of First Keystone Financial, Inc. for the year ended September 30, 1996.

/s/ DELOITTE & TOUCHE, LLP



DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 27, 1996